Exhibit 99.1

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF DELAWARE

JEFFREY TRAINER, Individually and on	)
Behalf of All Others Similarly Situated,	)
)
Plaintiff,	)
	)	Case No.
v.	)
	)	CLASS ACTION COMPLAINT FOR
APPTIO, INC., THOMAS BOGAN,	)	VIOLATIONS OF SECTIONS 14(a) AND
PETER KLEIN, MATTHEW MCILWAIN,	)	20(a) OF THE SECURITIES
JOHN MCADAM, RAJEEV SINGH,	)	EXCHANGE ACT OF 1934
SACHIN GUPTA, REBECCA JACOBY,	)
and KATHLEEN PHILIPS,	)	JURY TRIAL DEMANDED
)
Defendants.	)

Plaintiff Jeffrey Trainer (“Plaintiff”), by his undersigned attorneys, alleges upon personal knowledge with respect to himself, and upon information and belief based upon, inter alia, the investigation of counsel as to all other allegations herein, as follows:

NATURE OF THE ACTION

1. This action is brought as a class action by Plaintiff on behalf of himself and the other public holders of the common stock of Apptio, Inc. (“Apptio” or the “Company”) against the Company and the members of the Company’s board of directors (collectively, the “Board” or “Individual Defendants,” and, together with Apptio, the “Defendants”) for their violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), 15 U.S.C. §§ 78n(a), 78t(a), SEC Rule 14a-9, 17 C.F.R. 240.14a-9, and Regulation G, 17 C.F.R. § 244.100, in connection with the proposed acquisition (the “Proposed Transaction”) of Apptio by an affiliate of Vista Equity Partners (“Vista”).

2. On November 9, 2018, the Board caused the Company to enter into an agreement and plan of merger (“Merger Agreement”), pursuant to which Apptio shareholders will receive $38.00 in cash for each share of Apptio common stock they hold (the “Merger Consideration”).

3. On December 10, 2018, in order to convince Apptio shareholders to vote in favor of the Proposed Transaction, the Board authorized the filing of a materially incomplete and misleading Proxy Statement on Schedule 14A (the “Proxy”) with the Securities and Exchange Commission (“SEC”), in violation of Sections 14(a) and 20(a) of the Exchange Act. The stockholder meeting is currently set for January 8, 2019.

4. While Defendants are touting the fairness of the Merger Consideration to the Company’s shareholders in the Proxy, they have failed to disclose certain material information that is necessary for shareholders to properly assess the fairness of the Proposed Transaction, thereby rendering certain statements in the Proxy false and/or misleading.

5. In particular, the Proxy contains materially incomplete and misleading information concerning: (1) Apptio’s financial projections, which were developed by the Company’s management and relied on by the Board to recommend the Proposed Transaction; and (2) the background of the merger.

6. It is imperative that the material information that has been omitted from the Proxy is disclosed to the Company’s shareholders prior to the forthcoming shareholder vote, so that they can properly exercise their corporate suffrage rights.

7. For these reasons, and as set forth in detail herein, Plaintiff asserts claims against Defendants for contraventions of: (i) Rule 14a-9; and (ii) Regulation G, 17 C.F.R. § 244.100, in violation of Sections 14(a) and 20(a) of the Exchange Act. Plaintiff seeks to enjoin Defendants from holding the shareholder vote on the Proposed Transaction and taking any steps to consummate the Proposed Transaction unless, and until, the material information discussed below is disclosed to Apptio shareholders sufficiently in advance of the vote on the Proposed Transaction or, in the event the Proposed Transaction is consummated, to recover damages resulting from the Defendants’ violations of the Exchange Act.

JURISDICTION AND VENUE

8. This Court has subject matter jurisdiction pursuant to Section 27 of the Exchange Act (15 U.S.C. § 78aa) and 28 U.S.C. § 1331 (federal question jurisdiction) as Plaintiff alleges violations of Sections 14(a) and 20(a) of the Exchange Act.

9. Personal jurisdiction exists over each Defendant either because the Defendant conducts business in or maintains operations in this District or is an individual who is either present in this District for jurisdictional purposes or has sufficient minimum contacts with this District as to render the exercise of jurisdiction over Defendant by this Court permissible under traditional notions of fair play and substantial justice.

10. Venue is proper in this District under Section 27 of the Exchange Act, 15 U.S.C. § 78aa, as well as under 28 U.S.C. § 1391, because Apptio is incorporated in this District.

PARTIES

11. Plaintiff is, and at all relevant times has been, an Apptio shareholder.

12. Defendant Apptio is a Delaware corporation and maintains its principal executive offices at 11100 Northeast 8th Street, Suite 600 Bellevue, Washington 98004. Apptio’s common stock is traded on the NASDAQ GM under the ticker symbol “APTI.”

13. Individual Defendant Thomas Bogan has served as a member of the board of directors since 2007 and Chairman of the Board since 2012.

14. Individual Defendant Peter Klein has served as a member of the board of directors since 2013.

15. Individual Defendant Matthew McIlwain has served as a member of the board of directors since 2007.

16. Individual Defendant John McAdam has served as a member of the board of directors since 2013.

17. Individual Defendant Rajeev Singh has served as a member of the board of directors since 2010.

18. Individual Defendant Sachin Gupta, the Company’s co-founder, has served as chief executive officer, president and a member of the board of directors since October 2007.

19. Individual Defendant Rebecca Jacoby has served as a member of the board of directors since July 2018.

20. Individual Defendant Kathleen Philips has served as a member of the board of directors since May 2017.

21. The Individual Defendants and Apptio may collectively be referred to as “Defendants.” Each of the Individual Defendants herein is sued individually as well as in his or her capacity as an officer and/or trustee of the Company, and the liability of each arises from the fact that he or she has engaged in all or part of the unlawful acts, plans, schemes, or transactions complained of herein.

CLASS ACTION ALLEGATIONS

22. Plaintiff brings this class action pursuant to Fed. R. Civ. P. 23 on behalf of himself and the other public shareholders of Apptio (the “Class”). Excluded from the Class are Defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any Defendant.

23. This action is properly maintainable as a class action because:

a. The Class is so numerous that joinder of all members is impracticable.

According to the Proxy, as of December 6, 2018, there were approximately 45,566,879 shares of Apptio common stock outstanding, held by hundreds to thousands of individuals and entities throughout the country. The actual number of public shareholders of Apptio will be ascertained through discovery;

b. There are questions of law and fact that are common to the Class that predominate over any questions affecting only individual members, including the following:

i)

whether Defendants disclosed material information that includes non-GAAP[1] financial measures without a presentation and reconciliation of those measure to their most directly comparable GAAP equivalent in violation of Section 14(a) of the Exchange Act;

ii)	whether the omission of the GAAP financial measures violates Section 14(a) of the Exchange Act;

iii)	whether the Individual Defendants have violated Section 20(a) of the Exchange Act; and

iv)

whether Plaintiff and other members of the Class will suffer irreparable harm if compelled to vote their shares regarding the Proposed Transaction based on the materially incomplete and misleading statements in the Proxy.

[1]	The acronym “GAAP” stands for Generally Accepted Accounting Principles.

c. Plaintiff is an adequate representative of the Class, has retained competent counsel experienced in litigation of this nature, and will fairly and adequately protect the interests of the Class;

d. Plaintiff’s claims are typical of the claims of the other members of the Class and Plaintiff does not have any interests adverse to the Class;

e. The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class, which would establish incompatible standards of conduct for the party opposing the Class;

f. Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole; and

g. A class action is superior to other available methods for fairly and efficiently adjudicating the controversy.

SUBSTANTIVE ALLEGATIONS

24. Apptio provides cloud-based business management solutions, including cost transparency, information technology planning and benchmarking, business insights, and bill of information technology. Apptio operates in the finance, public, and information technology sectors throughout the world.

25. On November 11, 2018, Apptio announced the Proposed Transaction in a press release which states, in pertinent part:

BELLEVUE WA., November 11, 2018 — Apptio, Inc. (NASDAQ: APTI), the business management system of record for hybrid IT, today announced that it has entered into a definitive agreement to be acquired by an affiliate of Vista Equity Partners (“Vista”), a leading investment firm focused on software, data and technology-enabled businesses.

Under the terms of the agreement, Vista will acquire all outstanding shares of Apptio common stock for a total value of approximately $1.94 billion. Apptio shareholders will receive $38.00 in cash per share, representing a 53% premium to the unaffected closing price as of November 9, 2018.

“Since founding, our focus has been on building the next great cloud software platform by dedicating ourselves to helping companies of all sizes and industries manage, plan, and optimize technology investments across their hybrid IT environments,” said Sunny Gupta, Co-Founder and CEO of Apptio. “As we look to the next chapter of Apptio, we are thrilled to provide immediate liquidity to our shareholders at a significant premium to market prices and we remain deeply committed to our mission, product innovation, geographical expansion, and the work of the TBM Council. Vista’s investment and deep expertise in growing world-class SaaS businesses and the flexibility we will have as a private company will help us accelerate our growth while helping us maintain our commitment to creating wildly successful customers.”

“Today, with companies across sectors increasingly depending on technology to stay competitive, IT is becoming a critical component for every business on the planet, and Apptio has created the leading platform to help customers manage this new paradigm,” said Brian Sheth, co-founder and president of Vista. “We’re thrilled to partner with Sunny and the entire Apptio team on the next chapter in the company’s growth.”

Apptio’s Board of Directors unanimously approved the deal and recommended that stockholders vote their shares in favor of the transaction. Apptio’s headquarters will remain in Bellevue, with regional offices across the US, EMEA and APAC. Closing of the deal is subject to customary closing conditions, including the approval of Apptio shareholders and antitrust approval in the United States. The transaction is expected to close in Q1 2019 and is not subject to a financing condition.

The merger agreement includes a 30 day “go-shop” period, which permits Apptio’s Board and advisors to actively initiate, solicit, encourage, and potentially enter negotiations with parties that make alternative acquisition proposals. Apptio will have the right to terminate the merger agreement to enter into a superior proposal subject to the terms and conditions of the merger agreement. There can be no assurance that this 30 day “go-shop” will result in a superior proposal, and Apptio does not intend to disclose developments with respect to the solicitation process unless and until the Board makes a determination requiring further disclosure.

26. The Merger Consideration appears inadequate in light of the Company’s recent financial performance. Indeed, the Company has reported double-digit revenue growth since 2015 and double-digit net income growth since 2016. Moreover, the Company’s momentum appears to be continuing with the Company reporting double-digit net income growth and EBITDA growth for the last two quarters of 2018 that have been reported.

27. In sum, it appears that Apptio is well-positioned for financial growth, and that the Merger Consideration fails to adequately compensate the Company’s shareholders. It is imperative that Defendants disclose the material information they have omitted from the Proxy, discussed in detail below, so that the Company’s shareholders can properly assess the fairness of the Merger Consideration for themselves and make an informed decision concerning whether or not to vote in favor of the Proposed Transaction.

The Materially Incomplete and Misleading Proxy

28. On December 10, 2018, Defendants caused the Proxy to be filed with the SEC in connection with the Proposed Transaction. The Proxy solicits the Company’s shareholders to vote in favor of the Proposed Transaction. Defendants were obligated to carefully review the Proxy before it was filed with the SEC and disseminated to the Company’s shareholders to ensure that it did not contain any material misrepresentations or omissions. However, the Proxy misrepresents and/or omits both required and material information that is necessary for the Company’s shareholders to make an informed decision concerning whether to vote in favor of the Proposed Transaction, in violation of Sections 14(a) and 20(a) of the Exchange Act.

The Materiality of Financial Projections

29. A company’s financial forecasts are material information a board relies on to determine whether to approve a merger transaction and recommend that shareholders vote to approve the transaction. Here, the financial forecasts were relied on to approve the Merger Agreement and recommend the Proposed Transaction to shareholders as the Proxy discloses that the financial forecasts were prepared by the Company’s management and provided to the Board “in connection with its consideration of the Merger and other strategic alternatives to it[.]” Proxy 42.

30. When soliciting proxies from shareholders, a company must furnish the information found in Schedule 14A (codified as 17 C.F.R. § 240.14a-101). Item 14 of Schedule 14A sets forth the information a company must disclose when soliciting proxies regarding mergers and acquisitions. In regard to financial information, companies are required to disclose “financial information required by Article 11 of Regulation S-X[,]” which includes Item 10 of Regulation S-K. See Item 14(7)(b)(11) of 17 C.F.R. § 240.14a-101.

31. Under Item 10 of Regulation S-K, companies are encouraged to disclose “management’s projections of future economic performance that have a reasonable basis and are presented in an appropriate format.” 17 C.F.R. § 229.10(b). Although the SEC recognizes the usefulness of disclosing projected financial metrics, the SEC cautions companies to “take care to assure that the choice of items projected is not susceptible of misleading inferences through selective projection of only favorable items.” 17 C.F.R. § 229.10(b)(2).

32. In order to facilitate investor understanding of the Company’s financial projections, the SEC provides companies with certain factors “to be considered in formulating and disclosing such projections[,]” including:

(i) When management chooses to include its projections in a Commission filing, the disclosures accompanying the projections should facilitate investor understanding of the basis for and limitations of projections. In this regard investors should be cautioned against attributing undue certainty to management’s assessment, and the Commission believes that investors would be aided by a statement indicating management’s intention regarding the furnishing of updated projections. The Commission also believes that investor understanding would be enhanced by disclosure of the assumptions which in management’s opinion are most significant to the projections or are the key factors upon which the financial results of the enterprise depend and encourages disclosure of assumptions in a manner that will provide a framework for analysis of the projection.

(ii) Management also should consider whether disclosure of the accuracy or inaccuracy of previous projections would provide investors with important insights into the limitations of projections. In this regard, consideration should be given to presenting the projections in a format that will facilitate subsequent analysis of the reasons for differences between actual and forecast results. An important benefit may arise from the systematic analysis of variances between projected and actual results on a continuing basis, since such disclosure may highlight for investors the most significant risk and profit-sensitive areas in a business operation.

17 C.F.R. § 229.10(b)(3) (emphasis added).

33. Here, Apptio’s shareholders would clearly find complete and non-misleading financial projections material in deciding how to vote, considering that in making its recommendation that shareholders vote in favor of the Proposed Transaction, the Board specifically relied on the financial forecasts, which “were the only financial forecasts with respect to Apptio reviewed by the Board of Directors and provided to Qatalyst Partners by Apptio management and approved by the Board of Directors for use by Qatalyst Partners.” Proxy 34.

34. As discussed further below, the non-GAAP financial projections here do not provide Apptio’s shareholders with a materially complete understanding of the assumptions and key factors considered in developing financial projections, which assumptions, factors and other inputs the Board reviewed.

The Financial Projections are Materially Incomplete

35. The Proxy discloses that the financial projections were developed “[i]n connection with the strategic process . . . [and] presented to the Board . . . in connection with its consideration of the Merger and other strategic alternatives . . . . ” Proxy 42.

36. The Proxy also discloses that: “In the view of Apptio management, the Management Projections have been reasonably prepared by Apptio management on bases reflecting the best currently available estimates and judgments of Apptio management of the future financial performance of Apptio and other matters covered thereby.” Proxy 43.

37. Nevertheless, the Proxy fails to disclose certain material information regarding the financial projections, rendering the Proxy materially false and/or misleading.

38. More specifically, the Proxy provides, inter alia, forecasted values for non-GAAP Gross Profit, non-GAAP Operating Income, and Unlevered Free Cash Flows (“UFCF”) but fails to provide the line items used in their respective calculation or a reconciliation of these non-GAAP measures to their respective most comparable GAAP measures. Proxy 42.

39. The Proxy discloses that Non-GAAP Gross Profit and Non-GAAP Operating Income were both “calculated to exclude stock-based compensation expense, acquisition-related expenses and purchase accounting adjustments, and amortization of acquisition-related intangible assets.” Proxy 43. None of the line items associated with these adjustments have been disclosed.

40. The Proxy further discloses that UFCF was “calculated as Non-GAAP Operating Income less (i) cash taxes, less (ii) capital expenditures, plus (iii) depreciation expense, plus (iv) amortization of deferred commissions, and less (v) investment in working capital.” Proxy 43. For the terminal year 2023, the UFCF projections assumed a tax rate of 20%. Id. None of the line items associated with these adjustments have been disclosed, despite the Proxy’s admission that the line items are readily available.

41. Thus, the Proxy’s disclosure of these non-GAAP financial forecasts provides an incomplete and materially misleading understanding of the Company’s future financial prospects and the inputs and assumptions for which those prospects are based upon as it is clear that those line items were in fact forecasted and utilized in calculating the non-GAAP measures disclosed and relied on by the Board to recommend the Proposed Transaction in violation of Section 14(a) of the Exchange Act.

42. The financial projections disclosed on page 42 of the Proxy violate Section 14(a) of the Exchange Act because: (i) the use of such forecasted non-GAAP financial measures alone violates SEC Regulation G, as a result of Defendants’ failure to reconcile those non-GAAP measures to their closest GAAP equivalent or otherwise disclose the specific financial assumptions and inputs used to calculate the non-GAAP measures; and (ii) violates SEC Regulation 14a-9 because they are materially misleading, as shareholders are unable to discern the veracity of the financial projections.

43. As such, this information must be disclosed in order to cure the materially misleading disclosures regarding both the financial projections developed by the Company as well as the projections relied upon by the Company’s financial advisors.

The Financial Projections Violate Regulation G

44. The SEC has acknowledged that potential “misleading inferences” are exacerbated when the disclosed information contains non-GAAP financial measures2 and adopted Regulation G3 “to ensure that investors and others are not misled by the use of non-GAAP financial measures.”4

[2]

Non-GAAP financial measures are numerical measures of future financial performance that exclude amounts or are adjusted to effectively exclude amounts that are included in the most directly comparable GAAP measure. 17 C.F.R. § 244.101(a)(1).

[3]	Item 10 of Regulations S-K and S-B were amended to reflect the requirements of Regulation G.
[4]

United States Securities and Exchange Commission, Final Rule: Conditions for Use of Non-GAAP Financial Measures (2002), available at https://www.sec.gov/rules/final/33-8176.htm (last visited November 28, 2018) (“SEC, Final Rule”).

45. Defendants must comply with Regulation G. More specifically, the company must disclose the most directly comparable GAAP financial measure and a reconciliation (by schedule or other clearly understandable method) of the differences between the non-GAAP financial measure disclosed or released with the most comparable financial measure or measures calculated and presented in accordance with GAAP. 17 C.F.R. § 244.100. This is because the SEC believes “this reconciliation will help investors . . . to better evaluate the non-GAAP financial measures . . . . [and] more accurately evaluate companies’ securities and, in turn, result in a more accurate pricing of securities.”5

46. Moreover, the SEC has publicly stated that the use of non-GAAP financial measures can be misleading.6 Former SEC Chairwoman Mary Jo White has stated that the frequent use by publicly traded companies of unique company-specific non-GAAP financial measures (as Apptio included in the Proxy here) implicates the centerpiece of the SEC’s disclosures regime:

In too many cases, the non-GAAP information, which is meant to supplement the GAAP information, has become the key message to investors, crowding out and effectively supplanting the GAAP presentation. Jim Schnurr, our Chief Accountant, Mark Kronforst, our Chief Accountant in the Division of Corporation Finance and I, along with other members of the staff, have spoken out frequently about our concerns to raise the awareness of boards, management and investors. And last month, the staff issued guidance addressing a number of troublesome practices which can make non-GAAP disclosures misleading: the lack of equal or greater prominence for GAAP measures; exclusion of normal, recurring cash operating expenses; individually tailored non-GAAP revenues; lack of consistency; cherry-picking; and the use of cash per share data. I strongly urge companies to carefully consider this guidance and revisit their approach to non-GAAP disclosures. I also urge again, as I did last December, that appropriate controls be considered and that audit committees carefully oversee their company’s use of non-GAAP measures and disclosures.7

[5]	SEC, Final Rule.
[6]

See, e.g., Nicolas Grabar and Sandra Flow, Non-GAAP Financial Measures: The SEC’s Evolving Views, Harvard Law School Forum on Corporate Governance and Financial Regulation (June 24, 2016), available at https://corpgov.law.harvard.edu/2016/06/24/non-gaap-financial-measures-the-secs-evolving-views/ (last visited December 13, 2018); Gretchen Morgenson, Fantasy Math Is Helping Companies Spin Losses Into Profits, N.Y. Times, Apr. 22, 2016, available at http://www.nytimes.com/2016/04/24/business/fantasy-math-is-helping-companies-spin-losses-into-profits.html?_r=0 (last visited December 13, 2018).

[7]

Mary Jo White, Keynote Address, International Corporate Governance Network Annual Conference: Focusing the Lens of Disclosure to Set the Path Forward on Board Diversity, Non-GAAP, and Sustainability (June 27, 2016), available at https://www.sec.gov/news/speech/chair-white-icgn-speech.html (emphasis added) (footnotes omitted) (last visited December 13, 2018).

47. The SEC has required compliance with Regulation G, including reconciliation requirements in other merger transactions. Compare Youku Tudou Inc., et al., Correspondence 5 (Jan. 11, 2016) (Issuer arguing that Rule 100(d) of Regulation G does not apply to non-GAAP financials relating to a business combination),8 with Youku Tudou Inc., et al., SEC Staff Comment Letter 1 (Jan. 20, 2016) (“[The SEC] note[s] that your disclosure of projected financial information is not in response to the requirements of, or pursuant to, Item 1015 of Regulation M-A and is thus not excepted from Rule 100 of Regulation G.”);9 see Harbin Electric, Inc., Correspondence 29 (Aug. 12, 2011) (“Pursuant to the requirements of Regulation G, we have added a reconciliation of actual and projected EBIT to GAAP net income . . . .”).10

48. Compliance with Regulation G is mandatory under Section 14(a), and non-compliance constitutes a violation of Section 14(a). Thus, in order to bring the Proxy into compliance with Regulation G, Defendants must provide a reconciliation of the non-GAAP financial measures to their respective most comparable GAAP financial measures.

[8]	Available at https://www.sec.gov/Archives/edgar/data/1442596/000110465916089133/ filename1.htm (last visited December 13, 2018).
[9]	Available at https://www.sec.gov/Archives/edgar/data/1442596/000000000016062042/ filename1.pdf (last visited December 13, 2018)
[10]

Available at https://www.sec.gov/Archives/edgar/data/1266719/000114420411046281/ filename1.htm (last visited December 13, 2018). See also Actel Corporation, SEC Staff Comment Letter 2 (Oct. 13, 2010) (“Opinion of Actel’s Financial Advisor, page 24 . . . This section includes non-GAAP financial measures. Please revise to provide the disclosure required by Rule 100 of Regulation G.”). Available at https://www.sec.gov/Archives/edgar/data/907687/00000000001 0060087/filename1.pdf (last visited December 13, 2018). The SEC Office of Mergers and Acquisitions applied Regulation G in these transactions and reflect the SEC’s official position. Any claim that the SEC has officially sanctioned the use of non-GAAP financial forecasts for business combinations when the Board itself created and relied on such non-GAAP forecasts to recommend a transaction such at the Proposed Transaction is incorrect. The SEC’s website provides certain unofficial guidance for certain matters, called Compliance and Disclosure Interpretations (“C&D’s”) which through the use of Q&As reflect the views of particular SEC staff and on which certain issuers have in the past claimed an exemption from Regulation G. The SEC itself expressly disclaims C&D’s as they are not regulations that have been reviewed by the SEC, and the SEC expressly states that they are not binding and should not be relied on. See www.sec.gov/divisions/corpfin/cfguidance.shtml (last visited December 13, 2018).

The Financial Projections are Materially Misleading and Violate SEC Rule 14a-9

49. In addition to the Proxy’s violation of Regulation G, the lack of reconciliation or, at the very least, the line items utilized in calculating the non-GAAP measures render the financial forecasts disclosed materially misleading as shareholders are unable to understand the differences between the non-GAAP financial measures and their respective most comparable GAAP financial measures. Nor can shareholders compare the Company’s financial prospects with similarly situated companies.

50. Such projections are necessary to make the non-GAAP projections included in the Proxy not misleading for the reasons discussed above. Indeed, Defendants acknowledge that “[t]hese non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures, and may be different from non-GAAP financial measures used by other companies.” Proxy 44.

51. Defendants themselves even advise shareholder that “these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP.” Proxy 44.

52. Moreover, the Board itself considered financial projections, which include the non-GAAP measures and GAAP measures and inputs to recommend shareholders to vote in favor of the Proposed Transaction. Id. at 33-34.

53. As such, financial projections are clearly material, and shareholders would clearly want a complete and non-misleading understanding of those projections.

54. In order to cure the materially misleading nature of the projections under SEC Rule 14a-9 as a result of the omitted information on page 42, Defendants must provide a reconciliation table of the non-GAAP financial measures to the most comparable GAAP measures.

The Background of the Merger Section is Materially Misleading

55. The Proxy discloses that four of the six non-disclosure agreements entered into between the Company and interested parties, “contained standstill provisions preventing [the parties] from making public acquisition proposals . . . , which . . . would terminate and be of no further force and effect in certain proscribed circumstances.” Proxy 26.

56. Nevertheless, the Proxy fails to disclose what “certain proscribed circumstances” would in fact cause the standstill provisions to terminate. Without further information, shareholders are unable to determine whether the Proposed Transaction is in fact the best strategic alternative, or whether there is a better alternative that is currently prohibited from being made public.

57. As such, the description of the sale process is materially misleading as shareholders would clearly find this information important considering the Board’s belief that “other alternatives were not reasonably likely to create greater value for stockholders . . . . ” Proxy 33.

58. In sum, the Proxy independently violates: (i) Regulation G, which requires a presentation and reconciliation of any non-GAAP financial measure to its most directly comparable GAAP equivalent; and (ii) Rule 14a-9, since the material omitted information renders certain statements, discussed above, materially incomplete and misleading. As the Proxy independently contravenes the SEC rules and regulations, Defendants violated Section 14(a) and Section 20(a) of the Exchange Act by filing the Proxy to garner votes in support of the Proposed Transaction from Apptio shareholders.

59. Absent disclosure of the foregoing material information prior to the special shareholder meeting, Plaintiff and the other members of the Class will be unable to make a fully-informed decision regarding whether to vote in favor of the Proposed Transaction, and are thus threatened with irreparable harm, warranting the injunctive relief sought herein.

COUNT I

(Against All Defendants for Violations of Section 14(a) of the Exchange Act

and 17 C.F.R. § 244.100 Promulgated Thereunder)

60. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

61. Section 14(a)(1) of the Exchange Act makes it “unlawful for any person, by the use of the mails or by any means or instrumentality of interstate commerce or of any facility of a national securities exchange or otherwise, in contravention of such rules and regulations as the Commission may prescribe as necessary or appropriate in the public interest or for the protection of investors, to solicit or to permit the use of his name to solicit any [P]roxy or consent or authorization in respect of any security (other than an exempted security) registered pursuant to section 78l of this title.” 15 U.S.C. § 78n(a)(1).

62. As set forth above, the Proxy omits material information required by SEC Regulation G, 17 C.F.R. § 244.100, which therefore constitutes an independent violation of Section 14(a). SEC Regulation G, among other things, requires an issuer that chooses to disclose a non-GAAP measure to provide a presentation of the “most directly comparable” GAAP measure, and a reconciliation “by schedule or other clearly understandable method” of the non-GAAP measure to the “most directly comparable” GAAP measure. 17 C.F.R. § 244.100(a).

63. The failure to reconcile the numerous material non-GAAP financial measures included in the Proxy is a violation of Regulation G and constitutes a violation of Section 14(a).

64. The misrepresentations and omissions in the Proxy are material to Plaintiff and the Class, who will be deprived of their right to cast informed votes if such misrepresentations and omissions are not corrected prior to the vote on the Proposed Transaction.

65. Plaintiff and the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury that Defendants’ actions threaten to inflict.

COUNT II

(Against All Defendants for Violations of Section 14(a) of the Exchange Act

and Rule 14a-9 Promulgated Thereunder)

66. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

67. SEC Rule 14a-9 prohibits the solicitation of shareholder votes in Proxy communications that contain “any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading[.]” 17 C.F.R. § 240.14a-9.

68. Regulation G similarly prohibits the solicitation of shareholder votes by “mak[ing] public a non-GAAP financial measure that, taken together with the information accompanying that measure . . . contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the presentation of the non-GAAP financial measure not misleading.” 17 C.F.R. § 244.100(b) (emphasis added). The SEC’s official public position is to enforce Regulation G in merger transactions by compelling target companies to amend solicitation material including proxies to comply with Regulation G.

69. Defendants have issued the Proxy with the intention of soliciting shareholder support for the Proposed Transaction. Each of the Defendants reviewed and authorized the dissemination of the Proxy, which fails to provide critical information regarding, amongst other things, the financial projections for the Company.

70. In so doing, Defendants made untrue statements of fact and/or omitted material facts necessary to make the statements made not misleading. Each of the Individual Defendants, by virtue of their roles as directors, were aware of the omitted information, but failed to disclose such information, in violation of Section 14(a). The Individual Defendants were therefore negligent, as they had reasonable grounds to believe material facts existed that were misstated or omitted from the Proxy, but nonetheless failed to obtain and disclose such information to shareholders although they could have done so without extraordinary effort.

71. The Individual Defendants knew or were negligent in not knowing that the Proxy is materially misleading and omits material facts that are necessary to render it not misleading. The Individual Defendants undoubtedly reviewed and relied upon the omitted information identified above in connection with their decision to approve and recommend the Proposed Transaction.

72. The Individual Defendants knew or were negligent in not knowing that the material information identified above has been omitted from the Proxy, rendering the sections of the Proxy identified above to be materially incomplete and misleading.

73. The Individual Defendants were, at the very least, negligent in preparing and reviewing the Proxy. The preparation of a proxy statement by corporate insiders containing materially false or misleading statements or omitting a material fact constitutes negligence. The Individual Defendants were negligent in choosing to omit material information from the Proxy or failing to notice the material omissions in the Proxy upon reviewing it, which they were required to do carefully as the Company’s directors. Indeed, the Individual Defendants were intricately involved in the process leading up to the signing of the Merger Agreement and the preparation of the Company’s financial projections.

74. Apptio is also deemed negligent as a result of the Individual Defendants’ negligence in preparing and reviewing the Proxy.

75. The misrepresentations and omissions in the Proxy are material to Plaintiff and the Class, who will be deprived of their right to cast an informed vote if such misrepresentations and omissions are not corrected prior to the vote on the Proposed Transaction.

76. Plaintiff and the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury that Defendants’ actions threaten to inflict.

COUNT III

(Against the Individual Defendants for Violations

of Section 20(a) of the Exchange Act)

77. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

78. The Individual Defendants acted as controlling persons of Apptio within the meaning of Section 20(a) of the Exchange Act as alleged herein. By virtue of their positions as officers and/or directors of Apptio, and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the incomplete and misleading statements contained in the Proxy filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements that Plaintiff contends are materially incomplete and misleading.

79. Each of the Individual Defendants was provided with or had unlimited access to copies of the Proxy and other statements alleged by Plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause the statements to be corrected.

80. In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control or influence the particular transactions giving rise to the Exchange Act violations alleged herein and exercised the same. The Proxy at issue contains the unanimous recommendation of each of the Individual Defendants to approve the Proposed Transaction. They were thus directly involved in preparing the Proxy.

81. In addition, as described herein and set forth at length in the Proxy, the Individual Defendants were involved in negotiating, reviewing, and approving the Merger Agreement. The Proxy purports to describe the various issues and information that the Individual Defendants reviewed and considered. The Individual Defendants participated in drafting and/or gave their input on the content of those descriptions.

82. By virtue of the foregoing, the Individual Defendants have violated Section 20(a) of the Exchange Act.

83. As set forth above, the Individual Defendants had the ability to exercise control over and did control a person or persons who have each violated Section 14(a) and Rule 14a-9 by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these Defendants are liable pursuant to Section 20(a) of the Exchange Act. As a direct and proximate result of Individual Defendants’ conduct, Plaintiff and the Class will be irreparably harmed.

84. Plaintiff and the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury that Defendants’ actions threaten to inflict.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff prays for judgment and relief as follows:

A. Declaring that this action is properly maintainable as a Class Action and certifying Plaintiff as Class Representative and his counsel as Class Counsel;

B. Enjoining Defendants and all persons acting in concert with them from proceeding with the shareholder vote on the Proposed Transaction or consummating the Proposed Transaction, unless and until the Company discloses the material information discussed above which has been omitted from the Proxy;

C. Directing Defendants to account to Plaintiff and the Class for all damages sustained as a result of their wrongdoing;

D. Awarding Plaintiff the costs and disbursements of this action, including reasonable attorneys’ and expert fees and expenses; and

E. Granting such other and further relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff demands a trial by jury on all issues so triable.

Dated: December 13, 2018
Respectfully submitted,

FARUQI & FARUQI, LLP
OF COUNSEL:
By: /s/ Michael Van Gorder
FARUQI & FARUQI, LLP	Michael Van Gorder (#6214)
3828 Kennett Pike, Suite 201
Nadeem Faruqi	Wilmington, DE 19807
James M. Wilson, Jr.	Tel.: (302) 482-3182
685 Third Ave., 26th Fl.	Email: mvangorder@faruqilaw.com
New York, NY 10017
Telephone: (212) 983-9330	Counsel for Plaintiff
Email: nfaruqi@faruqilaw.com
Email: jwilson@faruqilaw.com

Counsel for Plaintiff

CERTIFICATION OF PROPOSED LEAD PLAINTIFF

I, Jeffrey Trainer (“Plaintiff”), declare, as to the claims asserted under the federal securities laws, that:

1.	Plaintiff has reviewed a draft complaint against Apptio, Inc. (“Apptio”) and its board of directors and has authorized the filing of a complaint substantially similar to the one I reviewed.

2.	Plaintiff selects Faruqi & Faruqi, LLP and any firm with which it affiliates for the purpose of prosecuting this action as my counsel for purposes of prosecuting my claim against defendants.

3.

Plaintiff did not purchase the security that is the subject of the complaint at the direction of Plaintiff’s counsel or in order to participate in any private action arising under the federal securities laws.

4.	Plaintiff is willing to serve as a representative party on behalf of a class, including providing testimony at deposition and trial, if necessary.

5.	Plaintiff’s transactions in Apptio securities that are the subject of the complaint during the class period specified in the complaint are set forth in the chart attached hereto.

6.

In the past three years, Plaintiff has not sought to serve nor has served as a representative party on behalf of a class in an action filed under the federal securities laws, except as specified below:

7.

Plaintiff will not accept any payment for serving as a representative party on behalf of a class beyond plaintiff’s pro rata share of any recovery, except such reasonable costs and expenses (including lost wages) directly relating to the representation of the Class as ordered or approved by the Court.

I declare under penalty of perjury under the laws of the United States that the foregoing information is correct to the best of my knowledge.

Signed this 11th day of December, 2018.

/s/ Jeffrey Trainer
Jeffrey Trainer

Transaction (Purchase or Sale)	Trade Date	Quantity
Purchase	06/16/2017	100

JS 44 (Rev. 06/17)

CIVIL COVER SHEET

The JS 44 civil cover sheet and the information contained herein neither replace nor supplement the filing and service of pleadings or other papers as required by law, except as provided by local rules of court. This form, approved by the Judicial Conference of the United States in September 1974, is required for the use of the Clerk of Court for the purpose of initiating the civil docket sheet. *(SEE INSTRUCTIONS ON NEXT PAGE OF THIS FORM.)*

I. (a) PLAINTIFFS

JEFFREY TRAINER

DEFENDANTS

APPTIO, INC., THOMAS BOGAN, PETER KLEIN, MATTHEW MCILWAIN, JOHN MCADAM, RAJEEV SINGH, SACHIN GUPTA, REBECCA JACOBY, and KATHLEEN PHILIPS

County of Residence of First Listed Defendant: King County, WA
(IN U.S. PLAINTIFF CASES ONLY)

NOTE: IN LAND CONDEMNATION CASES, USE THE LOCATION OF THE TRACT OF LAND INVOLVED.

Attorneys *(If Known)*

- ☐ 1 U.S. Government Plaintiff
- ☒ 3 Federal Question *(U.S. Government Not a Party)*
- ☐ 2 U.S. Government Defendant
- ☐ 4 Diversity *(Indicate Citizenship of Parties in Item III)*

(For Diversity Cases Only)

	PTF	DEF		PTF	DEF
Citizen of This State	☐ 1	☐ 1	Incorporated *or* Principal Place of Business In This State	☐ 4	☐ 4
Citizen of Another State	☐ 2	☐ 2	Incorporated *and* Principal Place of Business In Another State	☐ 5	☐ 5
Citizen or Subject of a Foreign Country	☐ 3	☐ 3	Foreign Nation	☐ 6	☐ 6

Click here for: Nature of Suit Code Descriptions.

TORTS

PERSONAL INJURY
- ☐ 310 Airplane
- ☐ 315 Airplane Product Liability
- ☐ 320 Assault, Libel & Slander
- ☐ 330 Federal Employers' Liability
- ☐ 340 Marine
- ☐ 345 Marine Product Liability
- ☐ 350 Motor Vehicle
- ☐ 355 Motor Vehicle Product Liability
- ☐ 360 Other Personal Injury
- ☐ 362 Personal Injury - Medical Malpractice

PERSONAL INJURY
- ☐ 365 Personal Injury - Product Liability
- ☐ 367 Health Care/ Pharmaceutical Personal Injury Product Liability
- ☐ 368 Asbestos Personal Injury Product Liability

PERSONAL PROPERTY
- ☐ 370 Other Fraud
- ☐ 371 Truth in Lending
- ☐ 380 Other Personal Property Damage
- ☐ 385 Property Damage Product Liability

PRISONER PETITIONS

IMMIGRATION
- ☐ 462 Naturalization Application
- ☐ 465 Other Immigration Actions

V. ORIGIN *(Place an "X" in One Box Only)*

- ☒ 1 Original Proceeding
- ☐ 2 Removed from State Court
- ☐ 3 Remanded from Appellate Court
- ☐ 4 Reinstated or Reopened
- ☐ 5 Transferred from Another District *(specify)*
- ☐ 6 Multidistrict Litigation - Transfer
- ☐ 8 Multidistrict Litigation - Direct File

VI. CAUSE OF ACTION

Cite the U.S. Civil Statute under which you are filing *(Do not cite jurisdictional statutes unless diversity)*: Sections 14(a) and 20(a) of the Securities Exchange Act

VII. REQUESTED IN COMPLAINT:

DEMAND $

CHECK YES only if demanded in complaint:
JURY DEMAND: ☒ Yes ☐ No

VIII. RELATED CASE(S) IF ANY

DATE: 12/13/2018

SIGNATURE OF ATTORNEY OF RECORD: /s/ Michael Van Gorder

FOR OFFICE USE ONLY

RECEIPT # AMOUNT APPLYING IFP JUDGE MAG. JUDGE

TORTS PERSONAL INJURY PERSONAL INJURY 310 Airplane u 365 Personal Injury -315 Airplane Product Product Liability Liability u 367 Health Care/ 320 Assault, Libel & Pharmaceutical Slander Personal Injury 330 Federal Employers’ Product Liability Liability u 368 Asbestos Personal 340 Marine Injury Product 345 Marine Product Liability Liability PERSONAL PROPERTY 350 Motor Vehicle u 370 Other Fraud 355 Motor Vehicle u 371 Truth in Lending Product Liability u 380 Other Personal 360 Other Personal Property Damage Injury u 385 Property Damage 362 Personal Injury—Product Liability Medical Malpractice JS 44 (Rev. 06/17) CIVIL COVER SHEET provided The JS 44 by civil local cover rules sheet of court. and the This information form, approved contained by the herein Judicial neither Conference replace nor of the supplement United States the filing in September and service 1974, of pleadings is required or for other the papers use of as the required Clerk of by Court law, for except the as purpose of initiating the civil docket sheet. (SEE INSTRUCTIONS ON NEXT PAGE OF THIS FORM.) I. (a) PLAINTIFFS JEFFREY TRAINER (b) County of Residence of First Listed Plaintiff Nassau County, NY (EXCEPT IN U.S. PLAINTIFF CASES) (c) Attorneys (Firm Name, Address, and Telephone Number) Faruqi & Faruqi, LLP 3828 Kennett Pike, Suite 201, Wilmington, DE 19807 (302) 482-3182 DEFENDANTS King County, WA County of Residence of First Listed Defendant (IN U.S. PLAINTIFF CASES ONLY) NOTE: IN THE LAND TRACT CONDEMNATION OF LAND INVOLVED. CASES, USE THE LOCATION OF Attorneys (If Known) II. BASIS OF JURISDICTION(Place an “X” in One Box Only) u 1 U.S. Government Plaintiff u 2 U.S. Government Defendant u 3 Federal Question (U.S. Government Not a Party) u 4 Diversity (Indicate Citizenship of Parties in Item III) III. CITIZENSHIP OF PRINCIPAL PARTIES (Place an “X” in One Box for Plaintiff (For Diversity Cases Only) and One Box for Defendant) PTF DEF Citizen of This State 1 1 Citizen of Another State 2 2 Citizen or Subject of a 3 3 Foreign Country PTF DEF Incorporated or Principal Place 4 4 of Business In This State Incorporated and Principal Place 5 5 of Business In Another State Foreign Nation 6 u6 IV. NATURE OF SUIT (Place an “X” in One Box Only) Click here for: Nature of Suit Code Descriptions. CONTRACT 110 Insurance 120 Marine 130 Miller Act 140 Negotiable Instrument 150 Recovery of Overpayment & Enforcement of Judgment 151 Medicare Act 152 Recovery of Defaulted Student Loans (Excludes Veterans) 153 Recovery of Overpayment of Veteran’s Benefits 160 Stockholders’ Suits 190 Other Contract 195 Contract Product Liability 196 Franchise REAL PROPERTY 210 Land Condemnation 220 Foreclosure 230 Rent Lease & Ejectment 240 Torts to Land 245 Tort Product Liability 290 All Other Real Property FORFEITURE/PENALTY 625 Drug Related Seizure of Property 21 USC 881 690 Other LABOR 710 Fair Labor Standards Act 720 Labor/Management Relations 740 Railway Labor Act 751 Family and Medical Leave Act 790 Other Labor Litigation 791 Employee Retirement Income Security Act IMMIGRATION 462 Naturalization Application 465 Other Immigration Actions BANKRUPTCY 422 Appeal 28 USC 158 423 Withdrawal 28 USC 157 PROPERTY RIGHTS 820 Copyrights 830 Patent 835 Patent—Abbreviated New Drug Application 840 Trademark SOCIAL SECURITY 861 HIA (1395ff) 862 Black Lung (923) 863 DIWC/DIWW (405(g)) 864 SSID Title XVI 865 RSI (405(g)) FEDERAL TAX SUITS 870 Taxes (U.S. Plaintiff or Defendant) 871 IRS—Third Party 26 USC 7609 OTHER STATUTES 375 False Claims Act 376 Qui Tam (31 USC 3729(a)) 400 State Reapportionment 410 Antitrust 430 Banks and Banking 450 Commerce 460 Deportation 470 Racketeer Influenced and Corrupt Organizations 480 Consumer Credit 490 Cable/Sat TV 850 Securities/Commodities/ Exchange 890 Other Statutory Actions 891 Agricultural Acts 893 Environmental Matters 895 Freedom of Information Act 896 Arbitration 899 Administrative Procedure Act/Review or Appeal of Agency Decision 950 Constitutionality of State Statutes CIVIL RIGHTS 440 Other Civil Rights 441 Voting 442 Employment 443 Housing/ Accommodations 445 Amer. w/Disabilities—Employment 446 Amer. w/Disabilities—Other 448 Education PRISONER PETITIONS Habeas Corpus: 463 Alien Detainee 510 Motions to Vacate Sentence 530 General 535 Death Penalty Other: 540 Mandamus & Other 550 Civil Rights 555 Prison Condition 560 Civil Detainee— Conditions of Confinement V. ORIGIN (Place an “X” in One Box Only) u 1 Proceeding Original u 2 State Removed Court from u 3 Appellate Remanded Court from u 4 Reinstated Reopened or u 5 Transferred from u 6 Litigation Multidistrict —u 8 Litigation Multidistrict —Another District (specify) Transfer Direct File Cite Sections the U.S.14(a) Civil Statute and 20(a) under of which the you Securities are filing Exchange (Do not cite jurisdictional Act statutes unless diversity): VI. CAUSE OF ACTION Brief description of cause: Proposed acquisition of Apptio, Inc. by an affiliate of Vista Equity Partners VII. REQUESTED IN u CHECK IF THIS IS A CLASS ACTION DEMAND $ CHECK YES only if demanded in complaint: COMPLAINT: UNDER RULE 23, F.R.Cv.P. JURY DEMAND: u Yes uNo VIII. RELATED CASE(S) (See instructions): IF ANY JUDGE Maryellen Noreika/UNA DOCKET NUMBER 18-1938/18-1954 DATE SIGNATURE OF ATTORNEY OF RECORD 12/13/2018 /s/ Michael Van Gorder FOR OFFICE USE ONLY RECEIPT # AMOUNT APPLYING IFP JUDGE MAG. JUDGE